Exhibit 10.55

November 27, 2017

Dear David,

On behalf of Globalstar Inc., I am pleased to provide you with this offer of employment:

Position Title:	President and Chief Operating Officer
Department:	1001- Executive Services
Location:	Covington, LA
Manager:	Jay Monroe
Annual Salary:	$350,000
FLSA Status:	Exempt
Officer:	Section 16 Officer
Vacation:	4 weeks accrued per year
Temporary Housing:	4 nights a week as discussed below
Car:	Car for use until relocation
Relocation costs:	$40,000 onetime payment to cover relocation costs to Louisiana
Annual Bonus:	up to 40% of salary based upon annual targets set by the Board of Directors
Previous Equity Plan:	30,000 RSA’s granted 1/13/2016 30,000 RSA’s granted 12/9/2016 250,000 Incentive Stock Options (ISO’s), continued vesting below
New Equity Plans:	750,000 RSA’s -details of grant and vesting below 250,000 RSA’s - details of grant and vesting below 750,000 ISO’s - details of grant and vesting below 250,000 ISO’s - details of grant and vesting below
Start Date:	TBD

Our employment offer includes comprehensive benefits package of Medical, Dental and Life Insurance, as well as the Savings Plan. A benefits summary is included in this package.

Please note, if you should leave voluntarily within one year of relocating, relocation costs must be reimbursed to Globalstar on a pro-rated basis.

Globalstar will reimburse you for up to 4 nights a week at a hotel approved by Globalstar at the Globalstar rate until you relocate to Covington. Additionally, Globalstar will reimburse reasonable air travel costs between New Orleans, LA and Houston, TX prior to relocation.

You agree if a change of control occurs within 24 months after your employment date to remain employed, if requested by purchaser, for a term not less than 1 year at the annual salary and annual bonus provided herein.

The following equity previously granted will continue to vest upon your acceptance:

•	30,000 RSA’s granted on 1/13/2016, three year vest

•	30,000 RSA’s granted on 12/9/2016, three year vest

•	250,000 incentive stock options (ISO) which will vest in equal amounts on the first three (3) anniversaries of the grant date with early vesting upon a change of control.

New equity component of this offer is as follows:

•
Incremental new 750,000 RSAs – granted upon hire and vesting 10% after year 1, 15% after year 2 (25% cumulative), 25% after year 3 (50% cumulative) and final 50% after year 4 or become fully vested upon a change of control

•	Incremental new 250,000 RSAs – granted and vesting upon the sooner of a) a change of control or b) reaching annual EBITDA of $50 million from the core business

•
Incremental new 750,000 ISOs –granted upon hire and vesting 10% after year 1, 15% after year 2 (25% cumulative), 25% after year 3 (50% cumulative) and final 50% after year 4 or become fully vested upon a change of control

•	Incremental new 250,000 ISOs – granted and vesting upon the sooner of a) a change of control or b) reaching annual EBITDA of $50 million from the core business

Our offer is contingent upon satisfactory completion of a drug screening and verification of information you provided on the employment application. Forms and instructions for the drug screen will follow upon acceptance of offer. You should complete the drug screening prior to your start date. Employment is “at will”. Nothing in this letter or any of our discussions implies any fixed or minimum term.

We appreciate your interest in Globalstar, and look forward to your favorable reply to this employment offer. If you have any questions or concerns regarding this offer, please call me at (985) 335-1592.

Sincerely,

/s/ James A Seese II

James A Seese II
Vice President Administration

X	Accept Offer	/s/ David B. Kagan		11/27/17
		Signed		Date
		Anticipated Start Date:	Dec 6, 2017
Decline Offer
		Signed		Date